AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (the “Agreement”) is made effective as of May 9, 2024 (the “Effective Date”), by and between Evans Bancorp, Inc. (the “Company”) and [*] (the “Executive”).  References to the “Bank” shall mean Evans Bank, NA, the wholly owned subsidiary of the Company.

WHEREAS, the Executive is currently employed by the Bank;

WHEREAS, the Bank wishes to recognize the contributions of the Executive to the Bank by providing the severance benefits described in this Agreement in the event the Executive’s employment is terminated under the circumstances described in this Agreement following a Change in Control (as defined below);

WHEREAS, the Bank and the Executive previously entered into a change in control agreement, dated as of [*] (the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement in order to clarify certain provisions of the Prior Agreement and to assure the continued availability of the Executive’s services including in the event of a Change in Control.

NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT

The term of this Agreement shall be twenty-four (24) full calendar months from the Effective Date, and shall renew daily, such that the remaining unexpired term of the Agreement shall always be twenty-four (24) months, until the date that the Company gives the Executive written notice of non-renewal (“Non-Renewal Notice”).  The term shall end on the date that is twenty-four (24) months after the date of the Non-Renewal Notice, unless the parties agree that the term shall end on an earlier date.

2.	CERTAIN DEFINTIONS

This Agreement provides for certain payments and benefits to Executive only in the event of Change in Control followed by a termination of Executive’s services as set forth in this Agreement.

(a) Upon the occurrence of a Change in Control during the term of this Agreement, followed by Executive’s voluntary termination of employment for “Good Reason,” as defined in Section 2(a) hereof, or involuntary termination of the Executive’s employment by the Company or the Bank, other than for Cause (as defined in Section 2(c) hereof), the provisions of Section 3 shall apply.  “Good Reason” shall mean the following: (i) a material demotion, loss of title, office or significant authority from the position and attributes associated with the Executive’s executive position with the Company or the Bank in effect immediately prior to a Change in Control, (ii) a reduction in the Executive’s base salary, (iii) or relocation of Executive’s principal place of employment by more than thirty-five (35) miles from its location immediately prior to the Change in Control.  Upon the occurrence of any event described above in clauses (i), (ii), and (iii),

Executive shall have the right to elect to terminate the Executive’s employment by resignation for Good Reason within ninety (90) days after the event giving rise to said right to elect.  The Company shall have thirty (30) days thereafter to remedy the occurrence of any of the events described above, provided, however, that the Company shall be entitled to waive such cure period and make an immediate payment hereunder.  If the Company remedies the event within the thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such event.  If the Company does not remedy the event within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination, as defined in Section 4 hereof at any time within sixty (60) days following the expiration of such cure period.

(b) For these purposes, a Change in Control shall mean a change in control of a nature that:

(i)would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)results in a Change in Control of the Bank or the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder by the Federal Reserve Board (collectively, the “BHCA”), or under the Bank in Control Act and the rules and regulations promulgated thereunder by the Federal Reserve Board, as in effect at the time of the Change in Control; or

(iii)without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Company’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though Executive were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c) Even if a Change in Control shall occur, the Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination of employment for 2

Cause.  “Cause” as used herein, shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s or the Company’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer will likely cause substantial financial harm or substantial injury to the reputation of the Bank or the Company, willfully engaging in actions that in the reasonable opinion of the Chief Executive Officer will likely cause substantial financial harm or substantial injury to the business reputation of the Bank or the Company, failure to perform stated duties after receiving written notice of Executive’s failure to perform assigned duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

3.	BENEFITS UPON TERMINATION

(a) If, within twenty-four (24) months after the occurrence of a Change in Control, there is an involuntary termination of the Executive’s employment with the Bank or the Company other than for Cause, or a voluntary termination of employment with the Bank and the Company for Good Reason (an “Event of Termination”), the Company or the Bank shall be obligated to pay the Executive, or in the event of the Executive’s subsequent death, the Executive’s beneficiary or beneficiaries, or the Executive’s estate, as the case may be, as severance pay, a cash lump sum payment equal to two times the Executive’s highest rate of gross base salary earned by the Executive during the prior twelve (12) months (or the Executive’s gross base salary in effect immediately prior to a Change in Control, if higher).  In addition, upon an Event of Termination, the Executive shall have such rights as specified in any other employee benefit plans or programs maintained by the Employer, as may be in effect from time to time.

(b) Upon the occurrence of an Event of Termination, the Bank will continue to provide, under the same cost-sharing arrangement as is in effect upon the Event of Termination, life insurance and non-taxable medical and health insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to Executive’s termination, except to the extent such coverage may be changed in its application to all Employer employees.  Such coverage shall cease twenty-four (24) months following the Event of Termination. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of: (i) an Event of Termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(c) The benefit described in Section 3(a) shall be paid in a lump sum within thirty (30) days following the Executive’s Date of Termination, as defined in Section 4 hereof.  Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.  Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (within the meaning of Treasury Regulations §1.409A-1(i)), then solely to the extent necessary to avoid penalties under Code Section 409A, Executive shall be paid the benefit described in Section 3(a) on the first day of the seventh month following the Executive’s Date of

Termination; provided, however, that the six-month delay for such payment shall not apply in the event that the separation pay is due to an involuntary Separation from Service as provided in Treasury Regulation Section 1.409A-1(b)(9)(iii).

(d) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs or together with any other payments or benefits due from the Company or Bank to the Executive as a result of a Change in Control (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G. The reduction of the Termination Benefits shall be applied first to the cash severance benefits otherwise payable under this Agreement.

(e) For purposes of Section 3, termination of employment shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Company and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(f) Notwithstanding anything in this Agreement to the contrary, this Agreement shall be construed to comply with Code Section 409A and the regulations published thereunder.
4.	NOTICE OF TERMINATION

Any purported termination of employment by the Bank or the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by the Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed thirty (30) days from the date Notice of Termination is given.

5.	POST-TERMINATION OBLIGATIONS AND CONFIDENTIALITY.

(a) The Executive hereby covenants and agrees that, for a period of one year following Executive’s termination of employment with the Bank or the Company, Executive shall not, without the written consent of the Company, either directly or indirectly:

(i)solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company or any of its affiliates or has headquarters or offices within thirty-five (35) miles of the locations in which the Bank or the Company or its affiliates has business operations or has filed an application for regulatory approval to establish an office; or

(ii)solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or the Company or its affiliates to terminate an existing business or commercial relationship with the Bank or the Company or its affiliates.

(b)Executive shall, upon reasonable notice, furnish such information and assistance to the Company and/or its affiliates, as may reasonably be required by the Company and/or its affiliates, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Company, or any of its affiliates.

(c)Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company or the Bank, either during the period of the Executive’s employment or at any other time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating or belonging to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment with the Company or the Bank; provided however, that this restriction shall not apply to the use or disclosure of confidential information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Executive, or (iii) in connection with the performance of Executive’s duties under this Agreement. No provision of this Agreement, including but not limited to this Section 5, shall be interpreted, construed, asserted or enforced by the Company or Bank to (iv) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (v) require notification or prior approval by the Company or Bank of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, nothing contained in this Agreement, or any release and waiver delivered in accordance with this Agreement, shall be interpreted, construed, asserted or enforced by the Company or Bank to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation. The Company and Bank hereby waive any right to assert or enforce the provisions of this Agreement in a manner which would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.  In no event shall an asserted violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement, but the Company otherwise shall be entitled to all other remedies that may be available to it at law or equity.

(d)All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section.  The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of the Executive’s breach of this Section, agree that, in the event of any such breach by the Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive.  The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from the Executive.

6.	SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company.

7.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company and the Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

8.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successors and assigns.
9.	MODIFICATION AND WAIVER
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.	REQUIRED PROVISIONS

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) The Company may terminate the Executive’s employment at any time and for any reason, but any termination by the Company, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

11.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.	GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York.

14.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator sitting in a location selected by the Executive within thirty-five (35) miles of Williamsville, New York in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

Such reimbursement shall occur as soon as practicable but not later than two and one-half months after the calendar year in which the dispute is settled or resolved in the Executive’s favor.

16.	SUCCESSOR TO THE EMPLOYER

Any successor or assignee to the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

17.	OBLIGATIONS OF EMPLOYER

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Company under this Agreement.

18.	SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has signed this Agreement, effective on the date first above written.

EVANS BANCORP, INC.

05/09/2024 Date	By:/s/ David J. Nasca David J. Nasca, President and Chief Executive Officer

EXECUTIVE

05/09/2024 Date	[*]